Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form F-1 in this Registration Statement on Form F-3 of Seadrill Limited of our reports dated March 28, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of Seadrill Limited, which appear in Seadrill Limited’s Annual Report on Form 20-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Uxbridge, United Kingdom

March 28, 2019